Certificate of Amendment
                                       Of
                          Certificate of Incorporation
                                       Of
                              Romantic Scents, Inc.

                Under Section 805 of the Business Corporation Law


1.   The name of the corporation is "Romantics Scents, Inc."

2. The jurisdiction of its incorporation is the State of New York. The date of incorporation is June 18, 1999.

3. The Certificate of Incorporation is hereby amended to deleted Article First of the Certificate of Incorporation which states the name of the Corporation, It is hereby amended to read as follows: The name of the corporation is RSI Enterprises, Inc.

4. This amendment was authorized by the Unanimous Written Consent of the Board of Directors of the corporation in lieu of a meeting of Directors, followed by the unanimous written consent of the holders of all outstanding shares of the capital stock of the corporation entitled to vote thereon in lieu of a meeting of such shareholders.

     IN WITNESS WHEREOF, this certificate has been subscribed the twelfth day of June, 2001 by the undersigned who affirms that the statements made herein are true under the penalties of perjury.


                                            /s/ Kenneth E. Hubbard
                                            ------------------------------
                                            Kenneth E. Hubbard - President